                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

 CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Consent Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Consent Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           RENTAL SERVICE CORPORATION

                (Name of Registrant as Specified In Its Charter)

                              UNITED RENTALS, INC.

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        [UNITED RENTALS LOGO -- TO COME]

                                                                    May 13, 1999

Dear Rental Service Stockholder:

     On April 5, 1999, United Rentals, Inc., through a wholly owned subsidiary, commenced a $22.75 per share all cash tender offer for all outstanding shares of Rental Service Corporation common stock. In addition, United Rentals has proposed a second-step merger of the two companies pursuant to which each share of Rental Service common stock not acquired in the tender offer would be converted into the right to receive in cash the highest price per share paid by United Rentals in the tender offer. Following the merger, Rental Service would become a wholly owned subsidiary of United Rentals.

     As you know, NationsRent, Inc. and Rental Service previously entered into a merger agreement in which each outstanding share of NationsRent common stock would be converted into 0.355 of a share of Rental Service common stock. In that transaction, you would continue to retain your shares in the combined Rental Service/NationsRent, and NationsRent stockholders would end up owning approximately 45% of the combined company.

     WE BELIEVE THAT OUR TENDER OFFER, WHICH PROVIDES A CASH PREMIUM OF APPROXIMATELY 32% OVER THE CLOSING MARKET PRICE PER SHARE OF RENTAL SERVICE COMMON STOCK ON THE LAST TRADING DAY PRIOR TO THE ANNOUNCEMENT OF SUCH OFFER, PROVIDES A SIGNIFICANT PREMIUM AND MORE CERTAIN VALUE TO YOU THAN THE PROPOSED NATIONSRENT/RENTAL SERVICE MERGER.

     There are a number of conditions to consummation of our tender offer, including approval of the offer by the Board of Directors of Rental Service. United Rentals is today commencing a solicitation of written consents from Rental Service stockholders to remove the existing Rental Service Board of Directors and replace them with nominees of United Rentals, who, subject to their fiduciary duties as directors, intend to approve the United Rentals offer and proposed second-step merger of Rental Service and United Rentals and to take certain other actions to facilitate the consummation of the offer. The specific features of United Rentals' proposals, as well as the consent procedure, are described in the accompanying Consent Statement.

     Even if you sell your shares after the May 13, 1999 record date, you still retain voting rights in connection with this consent solicitation. Your failure to vote may adversely affect those who continue to be stockholders. In fairness to other stockholders, United Rentals urges you to vote all shares that you were entitled to vote as of the record date for the consent solicitation, on the enclosed BLUE consent card.

     WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE BLUE CONSENT CARD TODAY.

     Thank you for your consideration and support.

                                          Sincerely,

                                          Bradley S. Jacobs
                                          Chairman and Chief Executive Officer
                                          United Rentals, Inc.

--------------------------------------------------------------------------------

                                   IMPORTANT

1. If your Rental Service shares are held in your own name, please sign, date and mail the enclosed BLUE consent card to Georgeson & Company Inc. ("Georgeson") in the postage-paid envelope provided.

2. If your Rental Service shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed BLUE consent card to your broker or bank and contact the person responsible for your account to ensure that a BLUE consent card is submitted on your behalf. United Rentals urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to United Rentals in care of Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 so that United Rentals will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Since United Rentals must receive consents from a majority of all of Rental Service's outstanding shares in order for its nominees to be elected, a failure to consent will have the same effect as a "no" vote with respect to United Rentals' solicitation. United Rentals urges each stockholder to ensure that the record holder of his or her shares, signs, dates and returns the enclosed consent card as soon as possible.

     If you have any questions or require any assistance in executing your consent, please call:

                                     (LOGO)

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: 1-800-223-2064

     THIS CONSENT STATEMENT RELATES SOLELY TO THE SOLICITATION OF CONSENTS TO THE PROPOSALS SET FORTH HEREIN AND IS NEITHER A REQUEST FOR THE TENDER OF RENTAL SERVICE COMMON STOCK NOR AN OFFER WITH RESPECT THERETO NOR A SOLICITATION OF PROXIES FROM HOLDERS OF RENTAL SERVICE COMMON STOCK IN OPPOSITION TO THE PROPOSED RENTAL SERVICE/NATIONSRENT MERGER. THE UNITED RENTALS TENDER OFFER IS BEING MADE ONLY BY MEANS OF AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, AND THE UNITED RENTALS PROXY SOLICITATION IN OPPOSITION TO THE PROPOSED RENTAL SERVICE/NATIONSRENT MERGER IS BEING MADE ONLY BY MEANS OF A PROXY STATEMENT AND RELATED PROXY CARD, ALL OF WHICH HAVE BEEN OR WILL BE SEPARATELY MAILED TO RENTAL SERVICE STOCKHOLDERS.

--------------------------------------------------------------------------------

                                  MAY 13, 1999

                               CONSENT STATEMENT
                                       OF
                              UNITED RENTALS, INC.

     This Consent Statement and the enclosed BLUE consent card are being furnished by United Rentals, Inc., a Delaware corporation ("United Rentals"), in connection with the solicitation by United Rentals of written consents from the holders of shares of common stock, par value $.01 per share (the "Shares" or the "Rental Service Common Stock"), of Rental Service Corporation, a Delaware corporation ("Rental Service"), to take the following actions without a stockholders' meeting, as permitted by Delaware law:

          (1) Remove all eight existing members of the Rental Service Board of Directors (the "Rental Service Board") and any person(s) elected or designated by any of such directors to fill any vacancy or newly created directorship;

          (2) Elect William E. Aaron, David A. Bronner, Richard N. Daniel, Peter Gold, Stephanie R. Joseph, David C. Katz, Elliot H. Levine, Jeffrey M. Parker and Raymond S. Troubh (collectively, the "Nominees") as the directors of Rental Service; provided, that, in the event that the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill all available seats on the Rental Service Board; and

          (3) Repeal each provision of Rental Service's Amended and Restated Bylaws (the "Rental Service Bylaws") or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals (as defined below).

     The foregoing actions (collectively, the "Proposals") are designed to expedite the prompt consummation of a $22.75 per share cash tender offer by UR Acquisition Corporation ("UR Acquisition"), a Delaware corporation and a wholly owned subsidiary of United Rentals, to acquire all of the outstanding Shares, which is described in more detail below. Stockholders of Rental Service are asked to express their consent to the Proposals on the accompanying BLUE consent card. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposals; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

     UNITED RENTALS RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     On April 5, 1999, UR Acquisition commenced an offer to purchase all outstanding Shares, at a price of $22.75 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 5, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). On April 1, 1999, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the New York Stock Exchange ("NYSE") was $17.25 per Share. Accordingly, the Offer of $22.75 per Share represents a premium of approximately 32% over the closing price per Share prior to the announcement of the Offer.

     Complete information about the Offer is contained in the Offer to Purchase, which is available upon request from the Information Agent for the Offer, Georgeson & Company Inc. ("Georgeson"), and in United Rentals' Tender Offer Statement on Schedule 14D-1 (as amended or supplemented from time to time, the "Schedule 14D-1") which has been filed with the Securities and Exchange Commission (the "Commission"). The Schedule 14D-1, including exhibits thereto, should be available for inspection and copies should be obtainable in the manner set forth under "CERTAIN INFORMATION CONCERNING UNITED RENTALS" (except that such material will not be available at the regional offices of the Commission). The Commission also maintains an Internet website at http://www.sec.gov that contains a copy of the Schedule 14D-1. Such material should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

     THIS CONSENT STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

     The purpose of the Offer is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. The Offer, as the first step in the acquisition of Rental Service, is intended to facilitate the acquisition of all the Shares. United Rentals has sought to negotiate with Rental Service with respect to the acquisition of Rental Service by United Rentals, including seeking to have Rental Service consummate a merger or similar business combination with UR Acquisition or another direct or indirect wholly owned subsidiary of United Rentals (the "Proposed United Rentals Merger"). The purpose of the Proposed United Rentals Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed United Rentals Merger, each then outstanding Share (other than Shares owned by UR Acquisition, United Rentals or any of their subsidiaries, Shares held in the treasury of Rental Service and Shares owned by stockholders who perfect any available appraisal rights under the Delaware General Corporation Law, as amended (the "DGCL")), would be converted into the right to receive an amount in cash equal to the Offer Price.

     NationsRent, Inc. ("NationsRent") and Rental Service have agreed to a proposed merger transaction (the "Proposed NationsRent Merger") wherein each issued and outstanding share of NationsRent common stock (the "NationsRent Common Stock"), other than NationsRent Common Stock held by NationsRent, Rental Service or any of their direct or indirect subsidiaries, would be converted into and become exchangeable for 0.355 of a Share. You, as a stockholder of Rental Service, would continue to retain your Shares following the Proposed NationsRent Merger. As a result of the Proposed NationsRent Merger, NationsRent stockholders would end up owning approximately 45% of a combined Rental Service/NationsRent.

     In connection with the Proposed NationsRent Merger, Rental Service and NationsRent entered into an Agreement and Plan of Merger, dated as of January 20, 1999 (the "NationsRent Merger Agreement"), which provides, among other things, that the termination of the NationsRent Merger Agreement by Rental Service under certain specified circumstances will require Rental Service to pay NationsRent $35 million as a termination fee and an additional $5 million in expenses (collectively, the "NationsRent Termination Fee").

     In connection with the execution of the NationsRent Merger Agreement, Rental Service also entered into an option agreement with NationsRent (the "NationsRent Option Agreement"). In the NationsRent Option Agreement, Rental Service granted NationsRent an option (the "NationsRent Option") to purchase 4,795,431 Shares (subject to certain adjustments), or approximately 19.9% of Rental Service's issued and outstanding Shares on January 19, 1999, at $23.25 per Share, subject to adjustment in certain circumstances; provided, that, in no case will the total profit realized by NationsRent under the NationsRent Option and the NationsRent Termination Fee (not including the expense reimbursement provisions) exceed $35 million. The NationsRent Option becomes exercisable upon the occurrence of any event that would result in NationsRent being entitled to a termination fee under the NationsRent Merger Agreement.

     The foregoing description of the NationsRent Merger Agreement and the NationsRent Option Agreement is qualified in its entirety by reference to the full text of the NationsRent Merger Agreement and the NationsRent Option Agreement, copies of which have been included by NationsRent as exhibits to NationsRent's Current Report on Form 8-K, filed with the Commission on April 7, 1999.

     The Offer by UR Acquisition is conditioned upon, among other things, the NationsRent Merger Agreement being terminated and Rental Service entering into a definitive merger agreement with United Rentals (the "Merger Agreement Condition"), and UR Acquisition being satisfied, in its reasonable judgment, that the provisions of Section 203 of the DGCL ("Section 203") are inapplicable to the Offer and the Proposed United Rentals Merger (the "Section 203 Condition"). See "CONDITIONS TO THE OFFER."

     On April 16, 1999, Rental Service adopted a Stockholder Rights Plan. In connection with the Rights Agreement, dated as of April 16, 1999, between Rental Service and ChaseMellon Shareholder Services,

L.L.C., as Rights Agent (the "Rights Agreement"), the Rental Service Board declared a dividend of one preferred share purchase right (the "Rights") for each Share outstanding at the close of business on April 30, 1999. The Rights Agreement, if not invalidated or otherwise made inapplicable to United Rentals, UR Acquisition, the Offer and the Proposed United Rentals Merger, will make the acquisition of Shares pursuant to the Offer and the Proposed United Rentals Merger impracticable.

     Accordingly, pursuant to the Proposals, United Rentals is seeking to elect to the Rental Service Board persons who, subject to their fiduciary duties as directors of Rental Service, intend to (a)(i) redeem the Rights, amend the Rights Agreement or otherwise to make the Rights Agreement inapplicable to United Rentals, UR Acquisition, the Offer and the Proposed United Rentals Merger, (ii) take all necessary action to satisfy the conditions of the Offer, including the Merger Agreement Condition and the Section 203 Condition, and
(iii) take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger, or (b) if any other transaction offering more value to Rental Service's stockholders is proposed, take actions to facilitate such a transaction. Accordingly, one possible result of the adoption of the Proposals could be to facilitate the consummation of the Offer and the Proposed United Rentals Merger.

     Proposals 1 and 2 will become effective when properly completed and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date (as defined below), of a majority of the Shares then outstanding and are delivered to Rental Service. Proposal 3 will become effective when properly completed and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date, representing 66 2/3% of the Shares then outstanding and are delivered to Rental Service. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposal; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

     This Consent Statement and the related BLUE consent card are first being sent or given on or about May 13, 1999 to all holders of record of Shares on May 13, 1999 (the "Record Date"). On the Record Date, United Rentals and UR Acquisition were the beneficial owners of 100 Shares.

     ADOPTION OF THE PROPOSALS, INCLUDING REMOVAL OF THE EXISTING MEMBERS OF THE RENTAL SERVICE BOARD AND ELECTION OF THE NOMINEES, IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE OFFER AND THE PROPOSED UNITED RENTALS MERGER. ACCORDINGLY, YOU ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT CARD. YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

     United Rentals and UR Acquisition have retained Georgeson to assist in the solicitation of consents to the Proposals.

     If your Shares are registered in your own name, please sign, date and mail the enclosed BLUE consent card to Georgeson in the postage-paid envelope provided. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person in charge of your account and give instructions to have the BLUE consent card with respect to your Shares to be signed, dated and mailed. Only that institution can execute a BLUE consent card with respect to your Shares and only upon receipt of specific instructions from you. United Rentals urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to United Rentals in care of Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005 so that UR Acquisition will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
REASONS FOR THE SOLICITATION................................     2
THE PROPOSALS...............................................     3
THE OFFER AND THE PROPOSED UNITED RENTALS MERGER............     6
CONDITIONS TO THE OFFER.....................................     7
THE PROPOSED NATIONSRENT MERGER.............................     7
BACKGROUND OF THE OFFER.....................................     8
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............    11
CERTAIN INFORMATION CONCERNING UNITED RENTALS...............    12
SOLICITATION OF CONSENTS....................................    12
INFORMATION ABOUT PARTICIPANTS IN THE CONSENT
  SOLICITATION..............................................    14
CONSENT PROCEDURE...........................................    14
EFFECTIVENESS AND REVOCATION OF CONSENTS....................    15
SPECIAL INSTRUCTIONS........................................    16
CERTAIN LITIGATION..........................................    17
FORWARD-LOOKING STATEMENTS..................................    18
OTHER INFORMATION...........................................    19
SCHEDULE I..................................................   I-1
SCHEDULE II.................................................  II-1

                                    SUMMARY

     The following is a summary of material information contained in this Consent Statement. The information in this summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Consent Statement.

THE PROPOSALS

     United Rentals is soliciting written consents from Rental Service stockholders to remove all eight existing directors of Rental Service, elect the Nominees to serve as the directors of Rental Service and amend the Company Bylaws to eliminate any provision of the Rental Service Bylaws or amendment thereto adopted after January 20, 1999 and prior to the effectiveness of the Proposals. The Nominees, if elected, intend to (a)(i) redeem the Rights, amend the Rights Agreement or otherwise make the Rights Agreement inapplicable to United Rentals, UR Acquisition, the Offer and the Proposed United Rentals Merger, (ii) take all necessary action to satisfy the conditions to the Offer, including the Merger Agreement Condition and the Section 203 Condition, and
(iii) take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger or (b) if any other transaction offering more value to Rental Service stockholders is proposed, take actions to facilitate such a transaction, subject in all cases to fulfillment of the fiduciary duties that they would have as directors of Rental Service. Accordingly, adoption of the Proposals would facilitate the consummation of the Offer and the Proposed United Rentals Merger.

THE OFFER AND THE PROPOSED UNITED RENTALS MERGER

     On April 5, 1999, UR Acquisition commenced the Offer, which provides for the purchase of all outstanding Shares at the Offer Price ($22.75 per Share). The purpose of the Offer is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. The Offer, as the first step in the acquisition of Rental Service, is intended to facilitate the acquisition of all the Shares. The purpose of the Proposed United Rentals Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed United Rentals Merger, each then outstanding Share (other than Shares owned by UR Acquisition, United Rentals or any of their subsidiaries, Shares held in the treasury of Rental Service and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price.

     On April 1, 1999, the last full trading day before the first public announcement of the commencement of the Offer, the closing price of the Rental Service Shares on the NYSE was $17.25.

     Although the adoption of the Proposals is an important step toward prompt consummation of the Offer and the Proposed United Rentals Merger, stockholders of Rental Service are not being asked to tender their Shares pursuant to this consent solicitation or to consent to or vote on the Proposed United Rentals Merger at this time.

VOTING SECURITIES

     The Shares constitute the only class of voting securities of Rental Service. Accordingly, only holders of Shares are entitled to execute consents.

CONSENT PROCEDURES

     United Rentals will pay all costs in connection with its solicitation of consents. The consents are being solicited pursuant to the procedures established by Sections 228 of the DGCL. Stockholders of Rental Service of record as of the close of business on the Record Date are entitled to consent to the Proposals. Proposals 1 and 2 will become effective only if properly completed and unrevoked consents are returned by holders of record on the Record Date of a majority of the total number of Shares then outstanding, and Proposal 3 will become effective only if properly completed and unrevoked consents are returned by holders of record on the Record Date of 66 2/3% of the total number of Shares then outstanding. The failure to execute and return a consent will have the same effect as voting against the Proposals. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposals; however, Proposal 2 cannot be effected unless Proposal 1 is adopted. To be effective, the requisite consents must be delivered to Rental Service within 60 days of the earliest dated consent delivered to Rental Service.

NATIONSRENT MERGER

     In the Proposed NationsRent Merger, all outstanding shares of NationsRent Common Stock, other than those beneficially owned by Rental Service or NationsRent, would be converted into 0.355 of a Share of Rental Service common stock. Stockholders of Rental Service would continue to retain their Shares after the Proposed NationsRent Merger. As a result of the Proposed NationsRent Merger, NationsRent stockholders would end up owning approximately 45% of the combined companies. In connection with the Proposed NationsRent Merger, the parties thereto entered into the NationsRent Merger Agreement, which provides, among other things, that the termination of the NationsRent Merger Agreement by Rental Service under certain specified circumstances will require Rental Service to pay NationsRent $35 million as a termination fee and an additional $5 million in expenses. Furthermore, in connection with the execution of the NationsRent Merger Agreement, Rental Service also entered into the NationsRent Option Agreement, pursuant to which Rental Service granted NationsRent an option to purchase 4,795,431 Shares (subject to certain adjustments), or approximately 19.9% of Rental Service's issued and outstanding Shares on January 19, 1999, at $23.25 per Share, subject to adjustment in certain circumstances; provided, that, in no case will the total profit realized by NationsRent under the NationsRent Option and the NationsRent Termination Fee (not including the expense reimbursement provisions) exceed $35 million.

OTHER INFORMATION

     For a summary of the litigation relating to, among other things, the Offer and this consent solicitation, see "CERTAIN LITIGATION" below.

     For a description of the background of the Offer, see "BACKGROUND OF THE OFFER" below.

                          REASONS FOR THE SOLICITATION

     United Rentals is soliciting written consents to the Proposals in order to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger. The purpose of the Offer and the Proposed United Rentals Merger is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. AS DESCRIBED BELOW, THE NOMINEES, IF ELECTED, INTEND TO REDEEM THE RIGHTS, AMEND THE RIGHTS AGREEMENT OR OTHERWISE MAKE THE RIGHTS AGREEMENT INAPPLICABLE TO UNITED RENTALS, UR ACQUISITION, THE OFFER AND THE PROPOSED UNITED RENTALS MERGER AND SUPPORT THE OFFER AND THE PROPOSED UNITED RENTALS MERGER, SUBJECT IN ALL CASES TO FULFILLMENT OF FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS OF RENTAL SERVICE.

     United Rentals believes that the Offer and the Proposed United Rentals Merger are in the best interests of the stockholders of Rental Service because, among other things, the consideration that would be received by stockholders in the Offer and the Proposed United Rentals Merger reflects a substantial and certain premium over the closing price of the Shares prior to the public announcement of the Offer. The Offer and the Proposed United Rentals Merger provide for a cash payment of $22.75 per Share, representing a premium of approximately 32% over the $17.25 price per Share closing price on the last trading day prior to the announcement of the Offer.

     The Nominees, if elected, intend to (a)(i) redeem the Rights, amend the Rights Agreement or otherwise make the Rights Agreement inapplicable to United Rentals, UR Acquisition, the Offer and the Proposed United Rentals Merger, (ii) take all necessary action to satisfy the conditions to the Offer, including the Merger Agreement Condition and Section 203 Condition, and (iii) take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger or (b) if any other transaction offering more value to Rental Service's stockholders is proposed, take such actions as are necessary to facilitate such a transaction, subject in all cases to fulfillment of the fiduciary duties that they would have as directors of Rental Service. Accordingly, adoption of the Proposals would facilitate the consummation of the Offer and the Proposed United Rentals Merger.

                                 THE PROPOSALS

     United Rentals is seeking written stockholder consents without a meeting to the Proposals, which consist of taking the following actions:

          (1) Remove all eight existing members of the Rental Service Board and any person(s) elected or designated by any of such directors to fill any vacancy or newly created directorship;

          (2) Elect the Nominees as directors of Rental Service; provided, that, in the event that the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill all available seats on the Rental Service Board; and

          (3) Repeal each provision of the Rental Service Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals.

     None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposals; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

     UNITED RENTALS RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     REMOVAL OF DIRECTORS. The Proposals include the removal of all eight existing Rental Service directors and any other person who may be a director at the time the action proposed to be taken by this consent procedure becomes effective. Rental Service's current directors are Martin R. Reid, Daniel P. Lanoha, William M. Barnum, Jr., James R. Buch, Christopher A. Laurence, Eric L. Mattson, Britton H. Murdoch and John M. Sullivan.

     Pursuant to Section 3.03 of the Rental Service Bylaws, any director or the entire Board of Directors may be removed, with or without cause.

     ELECTION OF NOMINEES. The Proposals include the election as directors of Rental Service the nine Nominees named in the table below, each of whom has consented to serve as a nominee and to serve as a director, if elected, until the next annual meeting of stockholders and until his or her successor has been elected and qualified; provided, that, in the event that the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill the available seats on the Rental Service Board. None of the Nominees is a director or officer of United Rentals or its affiliates.

     The Rental Service Board is currently comprised of eight directors. Section
3.02 of the Rental Service Bylaws provides that the authorized number of directors comprising the Rental Service Board shall be not less than four nor more than sixteen until changed by amendment of such Bylaw. The exact number of directors shall be fixed, within the limits specified, by resolution duly adopted by the Rental Service Board. In the event that the number of directors comprising the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill the available seats on the Rental Service Board, and, in accordance with Section
3.02 of the Rental Service Bylaws, those Nominees who are so elected to the Rental Service Board intend to take all appropriate action necessary to cause the number of directors to be fixed at nine and fill the resulting vacancies with the Nominee(s) not elected.

     The Nominees, if elected, are committed to providing each Rental Service stockholder with the ability to participate in the Offer and the Proposed United Rentals Merger. United Rentals' primary purpose in seeking to elect the Nominees to the Rental Service Board is to take all action necessary to satisfy the conditions to the Offer, and thereby facilitate the consummation of the Offer and the Proposed United Rentals Merger. United Rentals also seeks to prevent the current directors of Rental Service from creating new obstacles to the consummation of the Offer and the Proposed United Rentals Merger. However, the Nominees, if elected, would be responsible for managing the business and affairs of Rental Service. Each director of Rental Service has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of Rental Service stockholders. In this connection, circumstances may arise in which the interests of United Rentals and its affiliates, on the one hand, and the interests of other stockholders of Rental Service, on the other hand, may differ. In any such case, each Nominee, if elected, intends to discharge his or her fiduciary duties owing to Rental Service and its stockholders in compliance with the DGCL. Although United Rentals has no reason to believe that any of the Nominees would be unable or unwilling to serve as directors, if any of the Nominees is not available for election, the BLUE consent card will be voted for the election of such other nominee or nominees as may be designated by United Rentals.

     The Nominees' decisions regarding the appropriate process for dealing with the Offer and any other acquisition proposal would be based upon advice of counsel and would necessarily also be based on events and circumstances that the Nominees are not aware of, as well as events and circumstances that have not yet occurred and cannot readily be predicted, such as (a) actions of the Rental Service Board not known to the Nominees (including any solicitation or receipt of expressions of interest from other third party buyers), (b) the views of the Nominees, (c) the views of officers and other executives of Rental Service, (d) developments in Rental Service's business, operations and financial performance,
(e) changes in the U.S. and global economies, debt and equity markets, and (f) any future judicial decisions regarding actions of the current Rental Service Board.

     On April 22, 1999, Rental Service filed an amended counterclaim (the "Amended Counterclaim") in the United States District Court for the District of Connecticut (the "Connecticut Court") alleging violations of the Clayton Act and seeking, by way of a preliminary injunction, to enjoin United Rentals from attempting to elect six United Rentals officers and/or directors originally nominated by United Rentals to the Rental Service Board. See "CERTAIN LITIGATION", below. The Amended Counterclaim alleges that if United Rentals succeeded in electing such officers and directors to the Rental Service Board, interlocking directorships would exist among competing corporations in violation of the Clayton Act. United Rentals believes the Amended Counterclaim and motion for preliminary injunction are without merit and intends to vigorously defend against such motion. However, United Rentals believes that it is in the best interests of Rental Service stockholders that United Rentals be able to move forward expeditiously with its solicitation of consents and afford Rental Service stockholders the opportunity to act on the Proposals. Accordingly, in order to avoid delay in the consent solicitation, each nominee originally designated by United Rentals who is an officer and/or a director of United Rentals has withdrawn as a nominee, and a total of nine persons who are not directors or officers of United Rentals or its affiliates have been designated by United Rentals as Nominees. Set forth below are the names of and certain biographical information relating to the Nominees.

                                    NOMINEES

                                                           EMPLOYMENT HISTORY OR PRESENT
NAME, AGE AND                                                 PRINCIPAL OCCUPATION AND
BUSINESS ADDRESS                                            FIVE-YEAR EMPLOYMENT HISTORY
----------------                                           -----------------------------
William E. Aaron.....................  63     Mr. Aaron has been President of Executive Monetary
Executive Monetary Management, Inc.           Management, Inc. for more than the past five years. He
919 Third Avenue                              has been employed at Executive Monetary Management, Inc.
New York, New York 10022                      since November 1968.

David A. Bronner.....................  50     Mr. Bronner has been an attorney at Katten Muchin &
Katten Muchin & Zavis                         Zavis since 1974, and a partner since 1980.
525 West Monroe Street
Chicago, Illinois 60661

                                                           EMPLOYMENT HISTORY OR PRESENT
NAME, AGE AND                                                 PRINCIPAL OCCUPATION AND
BUSINESS ADDRESS                                            FIVE-YEAR EMPLOYMENT HISTORY
----------------                                           -----------------------------
Richard N. Daniel....................  63     Mr. Daniel is currently a director of KeySpan Energy
555 Madison Ave.                              Corporation and is also currently a director of the
New York, New York 10022                      Treasurer's Fund, Inc. Mr. Daniel was a director of
                                              Handy & Harman from 1974 to 1998 and Chairman of the
                                              Board and Chief Executive Officer of Handy & Harman from
                                              1992 to 1998. Additionally, from 1983 to 1992, Mr.
                                              Daniel also held the office of President of Handy &
                                              Harman. Handy & Harman was acquired by WHX Corporation
                                              in April 1998.

Peter Gold...........................  62     Mr. Gold has been a Certified Public Accountant in his
280 North Central Avenue                      own practice, Peter Gold CPA, for more than the last
Hartsdale, New York 10530                     five years.

Stephanie R. Joseph..................  52     Ms. Joseph has been Chief Executive Officer, Manager and
The Directors' Network Inc.                   Liquidating Trustee of Petrie Stores Liquidating Trust
14 East 60th Street                           since December 1995 and was Secretary and Principal
New York, New York 10022                      Legal Officer of Petrie Stores Corporation from February
                                              1995 to December 1995. She is the founder and President
                                              of The Directors' Network Inc., a corporate consulting
                                              firm, since March 1994. From May 1984 until June 1992,
                                              Ms. Joseph was Associate General Counsel of American
                                              Express Company.

David C. Katz........................  58     Mr. Katz has been a business consultant since 1998. He
54 Tarn Drive                                 has served as President of PureTec Corporation
Morris Plains, New Jersey 07950               ("PureTec") from its inception in July 1995 to March
                                              1998, and as President of PTI Plastic, Inc. ("PTIP"), a
                                              predecessor to PureTec, from August 1988 to July 1995,
                                              and was a director of PureTec or PTIP from September
                                              1991 to March 1998. Mr. Katz served as the Chief
                                              Operating Officer of PureTec or PTIP from February 1994
                                              to March 1998. Mr. Katz has also served as a director of
                                              I-ROCK Industries, Inc. since March, 1999.

Elliot H. Levine.....................  46     Mr. Levine has been a Certified Public Accountant with
Levine & Seltzer LLP                          Levine & Seltzer LLP since January 1992.
150 East 52nd Street
New York, New York 10022

Jeffrey M. Parker....................  49     Mr. Parker has been President of Financial Advisory
Genesis Capital, Inc.                         Services of Genesis Capital, Inc. since January 1991. He
230 Park Avenue                               also served as Senior Executive Vice President and Chief
New York, New York 10169                      Administrative Officer of Yamaichi International
                                              (America), Inc. from June 1996 to March 1998.

Raymond S. Troubh....................  73     Mr. Troubh has been a business consultant since 1974 and
10 Rockefeller Plaza, Suite 712               a Liquidating Trustee and Chairman of the Board of
New York, New York 10020                      Liquidating Trustees of the Petrie Stores Liquidating
                                              Trust since December 1995. Mr. Troubh served as
                                              Treasurer of Petrie Stores Corporation from December
                                              1994 to February 1995. He is a financial consultant, a
                                              former governor of the American Stock Exchange and a
                                              former general partner of Lazard Freres & Co. Mr. Troubh
                                              is a director of ARIAD Pharmaceuticals, Inc., Becton,
                                              Dickinson and Company, Diamond Offshore Drilling, Inc.,
                                              Foundation Health Systems, Inc., General American
                                              Investors Company, Olsten Corporation, Starwood Hotels &
                                              Resorts, WHX Corporation and Triarc Companies, Inc. Mr.
                                              Troubh also serves as trustee of MicroCap Liquidating
                                              Trust.

     None of the Nominees owns any Shares, nor is there any material relationship between any Nominee and Rental Service.

     United Rentals has agreed to pay each Nominee a fee of $25,000 for agreeing to serve as a Nominee; additional fees may be paid, as appropriate and agreed upon, for any additional services rendered. Further-more, it is anticipated that each Nominee, upon election, will receive a director's fee, consistent with Rental Service's past practice, for services as a director of Rental Service. According to Rental Service's Proxy Statement for its 1998 Annual Meeting of Stockholders, each non-employee director of Rental Service receives a fee of $2,500 per quarter, plus $1,500 for each board meeting attended and $500 for each board committee meeting attended. United Rentals has agreed to indemnify each Nominee, to the fullest extent permitted by the DGCL and other applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee in his or her capacity as a Nominee for election as a director of Rental Service, and, if elected, as a director of Rental Service, or arising out of his or her status in either such capacity; provided, however, that United Rentals will not be liable if such expense, liability or loss resulted from bad faith, willful misconduct or gross negligence on the Nominee's part. United Rentals has also agreed to reimburse each Nominee for his or her reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

     THE NOMINEES SUPPORT THE OFFER AND THE PROPOSED UNITED RENTALS MERGER.

     REPEAL OF RENTAL SERVICE BYLAWS ADOPTED SUBSEQUENT TO JANUARY 20, 1999 AND PRIOR TO THE EFFECTIVENESS OF ANY OF THE PROPOSALS. The Proposals include the repeal of each provision of the Rental Service Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of the Proposals, if any. This Proposal is designed to prevent the Rental Service Board from taking actions to amend the Rental Service Bylaws to attempt to nullify the actions taken by the stockholders pursuant to the Proposals or to create new obstacles to the consummation of the Offer and the Proposed United Rentals Merger. According to publicly available information, the most recent version of the Rental Service Bylaws was filed as an exhibit to Rental Service's Current Report on Form 8-K, filed with the Commission on January 20, 1999. Therefore, this Proposal would not repeal any provision of the Rental Service Bylaws that has been publicly disclosed on or prior to such date. If, however, the Rental Service Board has adopted since January 20, 1999, or adopts prior to the effectiveness of any of the Proposals, any amendment to the Rental Service Bylaws, this Proposal would seek to repeal such amendment so as to prevent the Rental Service Board from creating new obstacles to the consummation of the Offer and the Proposed United Rentals Merger and to remove any existing undisclosed obstacles to the consummation of the Offer and the Proposed United Rentals Merger.

                THE OFFER AND THE PROPOSED UNITED RENTALS MERGER

     On April 5, 1999, UR Acquisition commenced the Offer, which provides for the purchase of all outstanding Shares at the Offer Price ($22.75 per Share). The purpose of the Offer is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. The Offer, as the first step in the acquisition of Rental Service, is intended to facilitate the acquisition of all the Shares. United Rentals currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have Rental Service consummate the Proposed United Rentals Merger. The purpose of the Proposed United Rentals Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed United Rentals Merger, each then outstanding Share (other than Shares owned by UR Acquisition, United Rentals, or any of their affiliates, Shares held in the treasury of Rental Service and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price. On April 1, 1999, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the NYSE was $17.25 per Share. Accordingly, the Offer Price of $22.75 per Share represents a premium of approximately 32% over such closing price.

     United Rentals has sought to negotiate with Rental Service with respect to the acquisition of Rental Service by United Rentals, UR Acquisition or another affiliate of United Rentals, whether pursuant to the Offer and the Proposed United Rentals Merger, or otherwise. If any such negotiations are held in the future, such negotiations may result in a definitive merger agreement between Rental Service and United Rentals or UR Acquisition, and the consideration to be received by holders of Shares could include or consist of consideration other than cash. Accordingly, such negotiations could result in, among other things, amendment or termination of the Offer and submission of a different acquisition proposal to Rental Service's stockholders for their approval. However, there can be no assurance that any such negotiations will either occur and/or result in a definitive agreement.

                            CONDITIONS TO THE OFFER

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which constitutes a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), (2) the stockholders of Rental Service not having approved the NationsRent Merger Agreement, (3) UR Acquisition being satisfied, in its reasonable judgment, that the NationsRent Merger Agreement has been terminated, and Rental Service having entered into a definitive merger agreement with United Rentals and UR Acquisition to provide for the acquisition of Rental Service pursuant to the Offer and the Proposed United Rentals Merger or otherwise, (4) the Section 203 Condition, (5) Rental Service not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing UR Acquisition's ability to acquire Rental Service or otherwise diminishing the expected economic value to UR Acquisition of the acquisition of Rental Service (the "Defensive Action Condition"), (6) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated prior to the expiration of the Offer (the "HSR Condition"), (7) the option held by NationsRent Option to purchase up to 19.9% of the outstanding Shares having been terminated or invalidated without any Shares having been issued thereunder, and
(8) the termination fee and expense reimbursement provisions provided for in the NationsRent Merger Agreement having been invalidated, or the obligation to pay any amounts pursuant to such provisions having been terminated, without any termination fee or expense reimbursement, or any portion thereof, having been paid by Rental Service or any of its affiliates pursuant to the NationsRent Merger Agreement or otherwise. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase. See the Introduction to, and
Section 14 of, the Offer to Purchase. On April 20, 1999, the waiting period under the HSR Act expired, satisfying the HSR Condition.

     All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer.

     Satisfaction of condition (5) set forth in the second preceding paragraph would require the Rental Service Board to redeem the Rights, amend the Rights Agreement or otherwise make the Rights Agreement inapplicable to United Rentals, UR Acquisition, the Offer and the Proposed United Rentals Merger.

     There can be no assurance as to the timing or satisfaction of the conditions to the Offer. While certain of such conditions are within the control of the Rental Service Board, certain of the conditions are outside of the control of the Rental Service Board, such as the invalidation of the NationsRent Option Agreement and NationsRent Termination Fee. However, United Rentals intends to vigorously pursue its claims in the Delaware Litigation (as defined below) as expeditiously as possible and to attempt to ensure that further steps toward consummation of the Proposed NationsRent Merger are not taken. See "CERTAIN LITIGATION" below. Rental Service stockholders should be aware that, unless United Rentals is successful in the Delaware Litigation, under the terms of the NationsRent Merger Agreement, the failure by the holders of a majority of the Shares to vote in favor of the Proposed NationsRent Merger will (i) require the payment by Rental Service to NationsRent of the NationsRent Termination Fee, and (ii) trigger the exercisability of the NationsRent Option.

     While United Rentals is committed to helping Rental Service's stockholders realize the significant premium and more certain value of the Offer, until the conditions to the Offer are satisfied or waived, United Rentals will not purchase any Shares pursuant to the Offer.

                        THE PROPOSED NATIONSRENT MERGER

     In the Proposed NationsRent Merger, all outstanding shares of NationsRent Common Stock, other than those beneficially owned by Rental Service or NationsRent, would be converted into 0.355 of a Share of

Rental Service Common Stock. Stockholders of Rental Service would continue to retain their Shares after the Proposed NationsRent Merger. As a result of the Proposed NationsRent Merger, NationsRent stockholders would end up owning approximately 45% of the combined companies. The conditions to the consummation of the Proposed NationsRent Merger are the following: (1) approval and adoption of the NationsRent Merger Agreement by the stockholders of Rental Service and NationsRent, (2) the approval of an increase in the number of authorized Shares by the stockholders of Rental Service, (3) receipt of all regulatory approvals,
(4) absence of any law, order or judgment of any governmental authority that restrains, enjoins or otherwise prohibits the Proposed NationsRent Merger or that would have a material adverse effect on the combination of Rental Service and NationsRent following the Proposed NationsRent Merger, (5) effectiveness of the registration statement registering the Shares to be issued in the Proposed NationsRent Merger, (6) authorization of the listing of such Shares on the New York Stock Exchange (the "NYSE"), (7) receipt of all state securities and "blue sky" permits and approvals, (8) accuracy of the representations and warranties of Rental Service and NationsRent set forth in the NationsRent Merger Agreement in all material respects, (9) performance by Rental Service and NationsRent of their respective material obligations under the NationsRent Merger Agreement,
(10) receipt by Rental Service and NationsRent of all material consents required from third parties, and (11) receipt by Rental Service and NationsRent of opinions of their respective legal counsel with respect to the qualification of the Proposed NationsRent Merger as a "reorganization" under the Internal Revenue Code of 1986, as amended.

     The NationsRent Merger Agreement also provides that the termination of the NationsRent Merger Agreement by either party under certain circumstances specified in the NationsRent Merger Agreement, including if Rental Service stockholders do not approve the Proposed NationsRent Merger at the Special Meeting of stockholders of Rental Service, or if the Rental Service Board withdraws or adversely modifies its approval or recommendation to stockholders of the Proposed NationsRent Merger following an announcement of a proposed transaction such as the United Rentals Offer or fails to reconfirm its recommendation within 10 days if so requested by NationsRent, or if any person acquires 40% or more of the outstanding Shares, will require Rental Service to pay NationsRent $35 million as a termination fee and an additional $5 million in expenses (the "NationsRent Termination Fee").

     In connection with the execution of the NationsRent Merger Agreement, Rental Service also entered into an option agreement with NationsRent (the "NationsRent Option Agreement"). Pursuant to the NationsRent Option Agreement, Rental Service granted to NationsRent an option (the "NationsRent Option") to purchase 4,795,431 Shares (subject to certain adjustments), or approximately 19.9% of Rental Service's issued and outstanding Shares on January 19, 1999, at an exercise price of $23.25 per Share, subject to certain adjustments, provided that, in no case will the total profit realized under the NationsRent Option and the NationsRent Termination Fee (not including the expense reimbursement provisions thereof) exceed $35 million. The NationsRent Option becomes exercisable upon the occurrence of any event that would result in NationsRent being entitled to a termination fee under the NationsRent Merger Agreement.

     The foregoing description of the NationsRent Merger Agreement and the NationsRent Option Agreement is qualified in its entirety by reference to the full text of the NationsRent Merger Agreement and the NationsRent Option Agreement, copies of which have been included by NationsRent as exhibits to NationsRent's Current Report on Form 8-K, filed with the Commission on April 7, 1999.

                            BACKGROUND OF THE OFFER

     In the ordinary course of United Rentals' long-term strategic review process, United Rentals is continuously involved in discussions relating to acquisitions of varying size and due diligence investigations of several acquisition candidates. United Rentals generally seeks to acquire companies of various sizes, including relatively large companies to serve as platforms for new regional clusters of equipment rental locations and smaller companies to complement existing or anticipated locations.

     In December 1998, a representative of Goldman, Sachs & Co., United Rentals' financial advisor, acting on behalf of United Rentals, telephoned Martin R. Reid, Chairman of the Board and Chief Executive Officer of Rental Service, to arrange a meeting. On January 15, 1999, such representative met with Mr. Reid and

Robert M. Wilson, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Rental Service. At this meeting, such representative asked Mr. Reid whether Rental Service was interested in discussing a business combination with United Rentals and Mr. Reid stated that Rental Service was not for sale.

     On January 21, 1999, Rental Service and NationsRent announced that they had entered into the NationsRent Merger Agreement and the NationsRent Option Agreement.

     On March 30, 1999, United Rentals (North America), Inc., a direct wholly owned subsidiary of United Rentals, purchased 100 shares in a market transaction effected on the NYSE at a price of $16 13/16 per Share plus brokerage commissions and related expenses.

     On April 3, 1999, at a special meeting of the Board of Directors of United Rentals, such Board unanimously approved the Offer.

     On April 5, 1999, United Rentals and UR Acquisition commenced the Offer and Bradley S. Jacobs, Chairman of the Board and Chief Executive Officer of United Rentals, sent the following letter to Mr. Reid regarding a proposed business combination between Rental Service and United Rentals.

                                                                   April 5, 1999

Mr. Martin R. Reid
Chairman of the Board and Chief Executive Officer
Rental Service Corporation
6929 East Greenway Parkway, Suite 200
Scottsdale, Arizona 85254

Dear Marty:

     United Rentals, Inc. is publicly announcing today a cash tender offer to acquire all of the outstanding shares of Rental Service Corporation at $22.75 per share. Our offer represents approximately a 32% premium over your company's closing market price on Thursday, April 1, 1999. We are also proposing that, upon consummation of the tender offer, United Rentals and Rental Service enter into a merger in which each remaining Rental Service share will be exchanged for $22.75 in cash. In connection with our Offer, we have received a commitment letter from Goldman Sachs Credit Partners, L.P. to provide $2 billion in financing for the purchase of all of Rental Service's shares pursuant to our tender offer and the refinancing of Rental Service's existing debt, as well as for other corporate purposes.

     The combination of United Rentals and Rental Service would give us an unparalleled capacity to serve customers in 42 states, Canada and Mexico. Together we would be able to offer for rent over 400,000 pieces of equipment, with an original cost of over $3 billion, to more than one million customers through a network of over 700 locations. Our combined companies would have a broader geographic diversification and excellent opportunities to achieve greater operating efficiencies through economies of scale. In addition, the combined operations would provide significant opportunities for the employees of Rental Service to expand their professional careers.

     Our offer is subject to certain conditions, including the valid tender of at least a majority of Rental Service's shares, termination of the merger agreement between Rental Service and NationsRent, Inc., the execution of a definitive merger agreement between Rental Service and United Rentals, the termination or invalidation of the option held by NationsRent to purchase up to 19.9% of Rental Service's shares, the termination or invalidation of the termination fee obligation provided for in Rental Service's merger agreement with NationsRent, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the approval of our offer and our proposed merger by your Board of Directors, and Rental Service not taking any action that would impair United Rentals' ability to acquire Rental Service or otherwise diminish the value to United Rentals of Rental Service. The complete details of our tender offer will be set forth in a filing to be made today with the Securities and Exchange Commission.

     We appreciate that you will want to present our proposal to your Board of Directors for its careful consideration. We feel confident that after such consideration, your Board will recognize the fairness and certainty of the value that we are offering your stockholders.

     We are prepared to meet with you and your directors, at your earliest convenience, to discuss our proposal and to answer relevant questions.

                                          Sincerely,

                                          /s/ BRADLEY S. JACOBS

                                          Bradley S. Jacobs
                                          Chairman and Chief Executive Officer

     On April 16, 1999, Rental Service announced that its Board of Directors had determined that the Offer is inadequate and not in the best interests of Rental Service or its stockholders, and therefore recommended that Rental Service's stockholders reject the Offer and not tender their Shares to United Rentals. Rental Service also announced that Mr. Reid, its Chairman and Chief Executive Officer, had been granted a medical leave of absence due to a heart condition and that Rental Service had established an executive committee of the Rental Service Board (the "Executive Committee") on which John M. Sullivan and Britton
H. Murdoch will serve. According to the announcement, the Executive Committee will work with and supervise the executive management of Rental Service on a daily basis.

     On April 16, 1999, the Rental Service Board also declared, pursuant to the Rights Agreement, a dividend of one Preferred Share Purchase Right on each outstanding share of Rental Service Corporation common stock to holders of record on April 30, 1999. The Rights Agreement, if not invalidated or otherwise made inapplicable to United Rentals, UR Acquisition, the Offer and the Proposed United Rentals Merger, will make the acquisition of Shares pursuant to the Offer and the Proposed United Rentals Merger impracticable. Subject to their fiduciary duties under applicable law, the Nominees, if elected, intend to redeem the Rights, amend the Rights Agreement or otherwise make the Rights Agreement inapplicable to United Rentals, UR Acquisition, the Offer and the Proposed United Rentals Merger.

     On May 10, 1999, Mr. Jacobs sent a letter to Messrs. Sullivan and Murdoch, the members of the Executive Committee, in response to Rental Service's announcement that it is renegotiating the Proposed NationsRent Merger. Copies of the letter were also sent to the other members of the Rental Service Board and Douglas A. Waugaman (Chief Operating Officer of Rental Service) and Robert M. Wilson (Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Rental Service). The complete text of the letter is set forth below:

                                                                    May 10, 1999

Mr. John M. Sullivan
Mr. Britton H. Murdoch
Executive Committee of the Board of Directors
Rental Service Corporation
6929 East Greenway Parkway, Suite 200
Scottsdale, AZ 85254

Gentlemen:

     I am writing to you in your capacities as the members of the Rental Service Executive Committee. We have read with great interest the recent amendment to Rental Service's Schedule 14D-9 stating that Rental Service and NationsRent are renegotiating the terms of your proposed transaction. Presumably, the Rental Service Board now recognizes that the terms of this transaction are not in the best interests of your stockholders.

     Back in January we attempted to discuss a transaction with Rental Service's management. We were rebuffed. Naturally, we were quite surprised to read only a few days later that Rental Service had agreed to transfer control to NationsRent in a transaction which it incorrectly characterized as a "merger of equals."

     We believe our $22.75 all cash premium proposal is superior to the NationsRent merger based upon, among other things, price, timing and certainty. We can only assume that you are talking with NationsRent to improve the terms of your proposed transaction. However, the Rental Service Board cannot cure its past failure to consider alternatives or to conduct a fair process if it continues to negotiate and share information with only one bidder. We believe it is contrary to the best interests of your stockholders for you to continue to refuse to talk with us.

     It is appropriate, and in the best interests of Rental Service stockholders, that the Rental Service Board establish a level playing field. We urge you not to continue this flawed process of playing favorites with NationsRent.

     We urge you not to sign an agreement without first talking with us. We trust that you will give prompt and serious consideration to our request for a meeting.

                                          Sincerely,

                                          /s/ BRADLEY JACOBS

                                          Bradley Jacobs
                                          Chairman and Chief Executive Officer
cc:  Board of Directors, Rental Service Corporation
     Douglas A. Waugaman, Chief Operating Officer,
       Rental Service Corporation
     Robert M. Wilson, Executive Vice President and Chief Financial
       Officer, Rental Service Corporation

     Set forth below under the caption "CERTAIN LITIGATION" is a summary of the litigation between United Rentals, on the one hand, and Rental Service and NationsRent, on the other hand, in connection with, among other things, the Offer and this consent solicitation.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Rental Service filed its revised preliminary consent revocation statement (the "Consent Revocation Statement") with the Commission on May 3, 1999. Information concerning (i) the number of Shares outstanding and entitled to vote on the Record Date, (ii) persons who beneficially own 5% or more of any class of Rental Service's securities and (iii) beneficial ownership of the Shares by each of Rental Service's directors and executive officers and all of Rental Service's directors and executive officers as a group will be set forth in the definitive Consent Revocation Statement and, in accordance with Rule 14a-5(c) under the Exchange Act, reference is made to the Consent Revocation Statement for such information.

     Schedule I hereto sets forth information relating to Rental Service's outstanding Shares and ownership thereof by directors, officers and persons who beneficially own 5% or more of the Shares as reported in the revised preliminary Consent Revocation Statement filed by Rental Service with the Commission on May 3, 1999.

     The Shares constitute the only class of voting securities of Rental Service outstanding. Accordingly, only holders of Shares are entitled to execute consents.

                 CERTAIN INFORMATION CONCERNING UNITED RENTALS

     United Rentals is a Delaware corporation with its principal executive offices located at Four Greenwich Office Park, Greenwich, Connecticut 06830. The telephone number of United Rentals at such location is (203) 622-3131.

     United Rentals is the largest equipment rental company in North America with 482 branch locations in 41 states, Canada and Mexico. United Rentals offers to rent over 600 different types of equipment on a daily, weekly or monthly basis and serves customers that includes construction industry participants, industrial companies and homeowners. United Rentals also sells used rental equipment, acts as a dealer for many types of new equipment, and sells related merchandise and parts. In the past year, United Rentals has served over 900,000 customers.

     United Rentals believes that it has one of the most comprehensive and newest customer rental fleets in the industry. The types of rental equipment that United Rentals offers include a broad range of light to heavy construction and industrial equipment, such as backhoes, aerial lifts, skid-steer loaders, forklifts, compressors, pumps and generators, as well as a variety of smaller tools and equipment. United Rentals' equipment fleet has an original purchase price of approximately $2.2 billion and a weighted average age of approximately 25 months.

     United Rentals began operations in October 1997 and has grown through a combination of internal growth and the acquisition of 117 companies (through April 27, 1999). United Rentals acquisitions include its merger with U.S. Rentals Inc. in September 1998. At the time of such merger, U.S. Rentals was the second largest equipment rental company in the United States based on 1997 rental revenues.

     United Rentals is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning United Rentals' directors and officers, their remuneration, options granted to them, the principal holders of United Rentals' securities and any material interests of such persons in transactions with United Rentals is required to be disclosed in proxy statements distributed to United Rentals' stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by United Rentals. United Rentals' common stock is listed on the NYSE, and reports, proxy statements and other information concerning United Rentals should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

                            SOLICITATION OF CONSENTS

     Consents will be solicited by mail, telephone, telecopier, telegraph, internet, newspaper and other publications of general distribution and in person. Directors, officers and certain employees of United Rentals and the other participants listed on Schedule II hereto may assist in the solicitation of consents without any additional remuneration (except as otherwise set forth in this Consent Statement).

     In addition, United Rentals has retained Georgeson & Company, Inc. to assist in the solicitation of consents, for which Georgeson will be paid a fee of approximately $275,000 and will be reimbursed for its reasonable out-of-pocket expenses. United Rentals has also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that approximately 50 persons will be employed by Georgeson to solicit stockholders. Georgeson is also acting as Information Agent in connection with the Offer, for which Georgeson will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

     Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation materials to beneficial owners of the Shares. United Rentals and its affiliates will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for forwarding solicitation materials to the beneficial owners.

     United Rentals has retained Goldman, Sachs & Co. (the "Dealer Managers" or "Goldman Sachs") to act as the Dealer Managers in connection with the Offer and to provide certain financial advisory services to United Rentals in connection with its effort to acquire Rental Service. Pursuant to its engagement letter with Goldman Sachs, United Rentals has agreed to pay Goldman Sachs a transaction fee of $5.75 million if United Rentals or an affiliate of United Rentals acquires at least 50% of the Shares or Rental Service's assets (based on the book value thereof) in one or more transactions. If United Rentals or an affiliate of United Rentals acquires less than 50% of the Shares or Rental Service's assets (based on the book value thereof), United Rentals will pay Goldman Sachs a mutually acceptable transaction fee. While United Rentals expects that any such fee would be commensurate with transactions of this nature and size, no fee has yet been agreed upon and the determination of such fee will be based upon arm's length negotiations between United Rentals and Goldman Sachs. Accordingly, the amount of the fee, if any, which would be payable to Goldman Sachs in the event that United Rentals acquired less than 50% of the Shares or Rental Service's assets (based upon the book value thereof) is not presently capable of being predicted. However, United Rentals does not expect that a fee based on the acquisition of less than 50% of the Shares would ever need to be negotiated with Goldman Sachs because (i) United Rentals believes that it is unlikely that it would waive the Minimum Condition (which requires that more than 50% of the Shares be tendered), (ii) United Rentals does not intend to waive the Section 203 Condition, and (iii) United Rentals does not intend to waive the Defensive Action Condition (which is presently not satisfied due to Rental Service's implementation of its Stockholder Rights Plan). Each such transaction fee is payable in cash upon consummation of any such acquisition. In the event that Goldman Sachs' services are terminated by United Rentals and, prior to March 20, 2000, United Rentals or an affiliate thereof enters into an agreement with respect to the acquisition of all or a majority of the Shares or Rental Service's assets which is eventually consummated by United Rentals or an affiliate thereof, the applicable transaction fee described above would be payable to Goldman Sachs upon such consummation. United Rentals has also agreed to pay to Goldman Sachs an advisory fee of $2 million payable in cash upon commencement of the Offer and an additional advisory fee of $3 million payable in cash upon consummation of the Offer. Goldman Sachs has agreed to credit United Rentals with approximately $1.33 million pursuant to any investment banking transactions other than the Offer or the Proposed United Rentals Merger that are consummated prior to April 3, 2000. United Rentals has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, plus any sales, use or similar taxes (including additions to such taxes, if any), incurred in connection with its engagement, and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Out-of-pocket expenses (other than sales, use or similar taxes) including attorneys' fees cannot exceed $75,000 without the prior written consent of United Rentals. Such limitation does not apply to United Rentals' obligation to indemnify Goldman Sachs in connection with its engagement. In connection with the Offer, a subsidiary of United Rentals (the "Borrower") has executed a commitment letter dated as of April 4, 1999 (the "Commitment Letter") with Goldman Sachs Credit Partners L.P. ("GSCP") pursuant to which GSCP will provide the Borrower with financing in an aggregate amount up to $2 billion. GSCP has committed to provide the financing upon the terms and subject to the conditions set forth in the Commitment Letter, and GSCP has committed to form a syndicate of financial institutions acceptable to the Borrower upon the terms and subject to the conditions set forth in the Commitment Letter. In connection with the credit facilities contemplated by the Commitment Letter (the "Facilities"), United Rentals has agreed to pay GSCP certain commitment, underwriting, administrative and termination fees, to reimburse GSCP for reasonable out-of-pocket fees and expenses, whether or not the Facilities close, and to provide certain indemnities, as is customary for commitments such as the Facilities. In connection with the engagement of Goldman Sachs as financial advisor, United Rentals anticipates that certain employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Rental Service for the purpose of soliciting consents; all of such employees of Goldman Sachs are listed on
Schedule II hereto, and
none of such employees own any Shares or other securities of Rental Service. Goldman Sachs will not receive any fee for or in connection with such solicitation activities apart from the fees which it is otherwise entitled to receive as described above. Goldman Sachs has rendered various investment banking services and other advisory services to United Rentals and its affiliates in the past and is expected to continue to render such services, for which they have received and will continue to receive customary compensation from United Rentals and its affiliates. In the ordinary course of business, Goldman Sachs and its affiliates may actively trade securities of Rental Service and United Rentals for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised United Rentals that, as of the date of this Consent Statement, Goldman Sachs does not own any Shares for its own account. Goldman Sachs and certain of its affiliates may have voting and dispositive power with respect to certain Shares held in asset management, brokerage and other accounts. Goldman Sachs and such affiliates disclaim beneficial ownership of such Shares.

     The cost of the solicitation of consents to adopt the Proposals will be borne by United Rentals. United Rentals will not seek reimbursement of the costs of this solicitation from Rental Service. Costs related to consummation of the Offer and the Proposed Merger and the solicitation of consents to adopt the Proposals include expenditures for attorneys, accountants, financial advisors, proxy solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and, other than the payment for Shares pursuant to the Offer and related financing costs, are expected to aggregate approximately $15 million, of which approximately $2.4 million has been spent to date. The portion of such costs allocable solely to the solicitation of consents to adopt the Proposals is not readily determinable.

           INFORMATION ABOUT PARTICIPANTS IN THE CONSENT SOLICITATION

     The consents solicited hereby are sought by United Rentals. Under applicable regulations of the Commission, each member of the board of directors, certain executive officers, certain other members of management, employees or representatives of United Rentals and the Nominees, and certain other persons, may be deemed to be a "participant" in this solicitation, as that term is defined in Schedule 14A under the Exchange Act. Information about Shares held by such persons and information about all transactions with respect to the Shares within the past two years by each of the participants is set forth on Schedule II hereto.

     Except as set forth herein or in Schedule II hereto, none of United Rentals, the Nominees or the other "participants" set forth on Schedule II hereto, nor any of their respective affiliates or associates, directly or indirectly, beneficially owns any Shares or any securities of any subsidiary of Rental Service nor is or has been a party to any transactions, or series of similar transactions, since January 1, 1998, nor is there known to any of them any currently proposed transactions or series of similar transactions, to which Rental Service or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates or associates had, or will have, a direct or indirect material interest, nor has United Rentals, the Nominees or any of the other participants, nor any of their respective affiliates or associates, entered into any agreement or understanding with any person respecting any future employment by Rental Service or its affiliates or any future transactions to which Rental Service or any of its affiliates will or may be a party. Other than as set forth in this Consent Statement, there are no contracts, arrangements or understandings by United Rentals, the Nominees or any of the other participants, or any of their respective affiliates or associates, since January 1, 1998 with any person with respect to any securities of Rental Service, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

                               CONSENT PROCEDURE

     Section 228 of the DGCL states that, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Rental Service's certificate of incorporation does not prohibit stockholder action by written consent.

     Section 213(b) of the DGCL provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. No prior action is required by the Rental Service Board with respect to the Proposals. Section 2.11 of the Rental Service Bylaws provides that any stockholder seeking to have the stockholders of Rental Service authorize or take action by written consent shall, by written notice to the Corporate Secretary of Rental Service, request that the Rental Service Board fix a record date. The Rental Service Board is required, within 10 days of the date on which the request is received, to adopt a resolution fixing the record date. If the Rental Service Board does not fix a record date within 10 days after the receipt of the request, the record date for the solicitation will be the date on which the first signed consent is delivered to Rental Service. On May 4, 1999, Rental Service announced that it had fixed May 13, 1999 as the Record Date for the Proposals.

     On April 22, 1999, Rental Service filed the Amended Counterclaim and a motion for preliminary injunction to enjoin United Rentals from attempting to elect six United Rentals officers and/or directors originally nominated by United Rentals to the Rental Service Board. See "CERTAIN LITIGATION". The Amended Counterclaim alleges that if United Rentals succeeded in electing such officers and/or directors of United Rentals to the Rental Service Board, interlocking directorships would exist among competing corporations in violation of the Clayton Act. United Rentals believes the Amended Counterclaim and motion for preliminary injunction are without merit and intends to vigorously defend against such motion. However, United Rentals believes that it is important and in the best interest of Rental Service stockholders that United Rentals be able to move forward expeditiously with the solicitation of consents hereunder and afford Rental Service stockholders the opportunity to act upon the Proposals. Accordingly, in order to avoid delay in the consent solicitation as a result of the allegations presented in the Amended Counterclaim, each nominee originally designated by United Rentals who is an officer and/or a director of United Rentals has withdrawn as a nominee, and a total of nine persons who are not directors or officers of United Rentals or its affiliates have been designated by United Rentals as Nominees.

     If the Proposals are adopted pursuant to the consent procedure, prompt notice will be given pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.

                    EFFECTIVENESS AND REVOCATION OF CONSENTS

     Proposals 1 and 2 will become effective when properly completed and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date, of a majority of the Shares then outstanding and such consents are delivered to Rental Service, provided that the requisite consents are so delivered to Rental Service within 60 days of the earliest dated consent delivered to Rental Service. Proposal 3 will become effective when properly completed, and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date, representing 66 2/3% of the Shares then outstanding and such consents are delivered to Rental Service, provided that the requisite consents are so delivered to Rental Service within 60 days of the earliest dated consent delivered to Rental Service. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposal; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

     Because Proposals 1 and 2 will become effective only if executed consents are returned by holders of record on the Record Date of a majority of the total number of Shares then outstanding, and Proposal 3 will become effective only if executed consents are returned by holders of record on the Record Date of 66 2/3% of the total number of Shares then outstanding, the failure to execute and return a consent will have the same effect as voting against the Proposals. A broker non-vote or direction to withhold authority to vote on the BLUE consent card will also have the same effect as a "no" vote with respect to United Rentals' solicitation.

     United Rentals plans to present the results of any successful solicitation with respect to the corporate actions proposed herein to Rental Service as soon as possible.

     An executed BLUE consent card may be revoked at any time before the action authorized by the executed consent becomes effective by marking, dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to United Rentals in care of Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005 or to Rental Service at 6929 East Greenway Parkway, Suite 200, Scottsdale, AZ 85254. Although a revocation is effective if delivered to Rental Service, United Rentals requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to United Rentals in care of Georgeson at the address set forth above, so that United Rentals will be aware of all revocations and can more accurately determine if and when consents to the actions described herein have been received from the holders of record on the Record Date of a majority of outstanding Shares.

                              SPECIAL INSTRUCTIONS

     If you were a record holder of Shares as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain by marking the "CONSENTS", "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

     In addition, you may withhold consent to the removal of any individual member of Rental Service Board or to the election of any individual Nominee by writing such person's name on the consent card. However, Proposal 2 cannot be effected unless Proposal 1 is adopted.

     If a stockholder has failed to check a box marked "CONSENTS", "DOES NOT CONSENT" or "ABSTAIN" for one or more of the Proposals, such stockholder will be deemed to have consented to such Proposal or Proposals, except that such stockholder will not be deemed to have consented to the removal of any member of the Rental Service Board or the election of any Nominee whose name is written-in by such stockholder on the consent card.

     UNITED RENTALS RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     If your Shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person in charge of your account and give instructions to have the BLUE consent card with respect to your Shares to be signed, dated and mailed. Only that institution can execute a BLUE consent card with respect to your Shares and only upon receipt of specific instructions from you. United Rentals urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to United Rentals in care of Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 so that United Rentals will be aware of all instructions given and can attempt to ensure that such instructions are followed. Since United Rentals must receive consents from holders of a majority of the outstanding Shares in order for Proposals 1 and 2 to be adopted, and from holders of 66 2/3% of the outstanding Shares in order for Proposal 3 to be adopted, not returning a signed consent, a broker non-vote or direction to withhold authority to vote on the BLUE consent card will each have the same effect as a "no" vote with respect to United Rentals' solicitation.

                               CERTAIN LITIGATION

     On April 5, 1999, United Rentals filed a complaint against Rental Service, the members of the Rental Service Board and NationsRent (the "Delaware Litigation") in the Chancery Court of the State of Delaware (the "Delaware Court"), alleging, among other things, breaches of fiduciary duties by the Rental Service Board in connection with the NationsRent Merger Agreement. The complaint seeks an order, among other things, (i) invalidating the NationsRent Option and the NationsRent Termination Fee and (ii) compelling the Rental Service Board to approve the Offer and the Proposed United Rentals Merger for purposes of Section 203 of the DGCL. United Rentals believes that the Rental Service Board has violated its fiduciary duty to act to maximize the value obtained for all Rental Service stockholders by agreeing to the NationsRent Option and the NationsRent Termination Fee which are designed to inhibit, among other things, a superior offer for Rental Service from United Rentals or anyone else. On April 8, 1999, the Delaware Court granted United Rentals' motion for expedited discovery and set May 17, 1999 for a hearing to consider plaintiffs' motion for a preliminary injunction in connection with the foregoing.

     On April 7, 1999, United Rentals also commenced litigation against Rental Service, NationsRent and James L. Kirk, the Chairman and Chief Executive Officer of NationsRent, in the Connecticut Court alleging, among other things, violations of the federal proxy and tender offer rules (the "Connecticut Litigation"). United Rentals believes that certain statements made by officers of both Rental Service and NationsRent following the announcement of the Offer by United Rentals were in violation of the federal proxy and tender offer rules.

     On April 16, 1999, Rental Service (i) answered the complaint filed by United Rentals with respect to the Connecticut Litigation, and (ii) filed a counterclaim (collectively with the answer described in the previous clause (i), the "Counterclaim") against United Rentals seeking declaratory and injunctive relief from the Connecticut Court. The Counterclaim alleges, among other things, that United Rentals violated Sections 14(d) and 14(e) of the Exchange Act, by allegedly misstating, concealing and failing to adequately disclose certain material terms of the Offer relating to the financing thereof. In the Counterclaim, Rental Service claimed that United Rentals and its representatives have stated that the Offer is "fully financed" and provides "certainty" while allegedly failing to state that the Offer is subject to what Rental Service claims is a financing condition. The Counterclaim further alleges that United Rentals' alleged effort to conceal the "financing condition" and "financing uncertainty" deprives Rental Service's stockholders of the protections of
Section 14(e) of the Exchange Act and, among other things, seeks to enjoin the Offer and compel United Rentals to make corrective disclosures. On April 20, 1999, Rental Service filed a motion for a preliminary injunction in the Connecticut Litigation to prevent United Rentals from proceeding with the Offer (the "Preliminary Injunction") on the basis of the allegations set forth in the Counterclaim as described above.

     On April 20, 1999, United Rentals filed a motion to dismiss the Counterclaim and a supporting memorandum of law (collectively, the "Motion to Dismiss") with respect to the Connecticut Litigation. In the Motion to Dismiss, United Rentals argues that the Connecticut Court should dismiss the Counterclaim because United Rentals has received a commitment letter (the "Commitment Letter") from Goldman Sachs Credit Partners L.P., a copy of which has been filed as an exhibit to the Schedule 14D-1, and, as such, United Rentals considers the Offer to be "fully financed". As disclosed in the Offer to Purchase, the Offer is subject to United Rentals receiving the funds contemplated by the Commitment Letter; however, the Offer is not subject to United Rentals seeking any other commitment for, or sources of, any financing necessary to consummate the Offer and the Proposed Merger. While Rental Service alleges that United Rentals failed to prominently state that the Offer is subject to a financing condition, the "Introduction" to the Offer to Purchase states that the Offer is conditioned on "receipt of the financing pursuant to the Commitment Letter" and the customary conditions to the Commitment Letter are summarized in "Section 10 -- Source and Amount of Funds" of the Offer to Purchase. As a result of the foregoing, United Rentals believes (i) its Motion to Dismiss should be granted and (ii) the Counterclaim and the Preliminary Injunction are without merit, and United Rentals intends to vigorously defend itself against these actions.

     On April 22, 1999, Rental Service filed the Amended Counterclaim in the Connecticut Court alleging violations of the Clayton Act and seeking, by way of a preliminary injunction, to enjoin United Rentals from attempting to elect six United Rentals officers and/or directors originally nominated by United Rentals to the Rental Service Board. The Amended Counterclaim alleges that if United Rentals succeeded in electing such officers and directors to the Rental Service Board, interlocking directorships would exist among competing corporations in violation of the Clayton Act. United Rentals believes the Amended Counterclaim and motion for preliminary injunction are without merit and intends to vigorously defend against such motion. However, United Rentals believes that it is in the best interests of Rental Service stockholders that United Rentals be able to move forward expeditiously with its solicitation of consents and afford Rental Service stockholders the opportunity to act on the Proposals. Accordingly, in order to avoid delay in the consent solicitation, each nominee originally designated by United Rentals who is an officer and/or a director of United Rentals has withdrawn as a nominee, and a total of nine persons who are not directors or officers of United Rentals or its affiliates have been designated by United Rentals as Nominees.

     On April 30, 1999, NationsRent filed a complaint against United Rentals, UR Acquisition, Bradley S. Jacobs, John N. Milne and Goldman Sachs in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida (the "Florida Litigation") seeking injunctive and other relief against United Rentals and to enjoin United Rentals from, among other things, allegedly tortiously interfering with the NationsRent Merger Agreement. NationsRent also seeks an unspecified amount of money damages and punitive damages. United Rentals believes the Florida Litigation is without merit, and intends to vigorously defend against this action.

     On May 4, 1999, United Rentals filed a motion for an order restraining NationsRent from prosecuting the Florida Litigation and a supporting memorandum of law in the Delaware Court to restrain NationsRent from further prosecuting the Florida Litigation.

     On May 5, 1999, the Delaware Court, after a hearing, issued a preliminary injunction enjoining NationsRent from taking any further steps in connection with, or proceeding further with, the Florida Litigation until further order of the Delaware Court. As a result of the Delaware Court's ruling, NationsRent was ordered to withdraw its pending motions in the Florida Litigation.

     On May 10, 1999, United Rentals filed its first amended and supplemental complaint (the "First Amended Complaint") with respect to the Delaware Litigation. United Rentals, in the First Amended Complaint, alleges, among other things, breaches of fiduciary duties by the Rental Service Board in connection with the NationsRent Merger Agreement, breach of the duty of candor by Rental Service and the Rental Service Board, breach of fiduciary duties by the Rental Service Board in connection with Section 203 of the DGCL, and that NationsRent has aided and abetted the Rental Service Board in their breaches of fiduciary duty. United Rentals seeks an order, among other things, (i) invalidating the NationsRent Option and the NationsRent Termination Fee, (ii) declaring that the adoption of the Rights Agreement and the failure to redeem the Rights, each constitute breaches of the fiduciary duties of the Rental Service Board and
(iii) compelling the Rental Service Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL.

     On May 11, 1999, NationsRent filed a motion for summary judgment to dismiss United Rentals' claims against NationsRent set forth in the First Amended Complaint.

                           FORWARD-LOOKING STATEMENTS

     This Consent Statement contains certain "forward-looking" statements which United Rentals believes are within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Act"), and Section 21E of the Exchange Act. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and United Rentals is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in consent solicitation materials when there is a simultaneous tender offer. However, the consent solicitation is intended to facilitate the Offer and the statements made herein may be deemed to have been made in connection with a tender offer. Accordingly, such statements may not be covered by the safe harbor provisions of the Act. Stockholders should be aware that any forward-looking statements made herein are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends" or "believes" or the negative of such terms or other comparable terminology.

                               OTHER INFORMATION

     The information concerning Rental Service and the Proposed NationsRent Merger contained herein has been taken from, or based upon, publicly available documents on file with the Commission and other publicly available information. United Rentals does not take any responsibility for the accuracy or completeness of such information or for any failure by Rental Service to disclose events that may have occurred and may affect the significance or accuracy of any such information. United Rentals has not, to date, had access to the books and records of Rental Service.

     The information contained in this Consent Statement concerning the Offer is taken from, and qualified in its entirety by reference to, the full text of the Offer to Purchase.

                                          UNITED RENTALS, INC.

Dated: May 13, 1999

                                                                      SCHEDULE I

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                   DIRECTORS AND MANAGEMENT OF RENTAL SERVICE

     According to the Rental Service Form 10-K, as of February 26, 1999, there were outstanding 24,123,392 Shares. Pursuant to the NationsRent Option Agreement, Rental Service granted NationsRent an option to purchase up to 4,795,431 Shares. The information concerning Rental Service and the Proposed NationsRent Merger contained herein has been taken from, or based upon, publicly available documents on file with the Commission and other publicly available information. United Rentals does not take any responsibility for the accuracy or completeness of such information or for any failure by Rental Service to disclose events that may have occurred and may affect the significance or accuracy of any such information. United Rentals has not, to date, had access to the books and records of Rental Service.

     The following table sets forth certain information, which is based on the revised preliminary Consent Revocation Statement filed by Rental Service with the Commission on May 3, 1999, regarding the beneficial ownership of Shares outstanding as of March 31, 1999 by (1) any person known to Rental Service to beneficially own 5% or more of any class of voting securities of Rental Service;
(2) each director and executive officer of Rental Service; and (3) all directors and executive officers of Rental Service as a group. Except as otherwise indicated, each stockholder listed below has informed Rental Service that such stockholder has (A) sole voting and investment power with respect to such Shares, except to the extent that authority is shared by spouses under applicable law, and (B) record and beneficial ownership with respect to such Shares.

                                                                BENEFICIAL OWNERSHIP
                                                              AS OF MARCH 31, 1999(1)
                                                              ------------------------
NAME OF BENEFICIAL OWNER                                        SHARES        PERCENT
------------------------                                      ----------      --------
Capital Research and Management Company(2)..................  1,600,000         6.5%
Pilgrim Baxter & Associates, Ltd.(3)........................  1,384,000         5.6
Martin R. Reid(4)(5)(6).....................................    538,545         2.2
Douglas A. Waugaman(4)(6)...................................    112,469           *
Robert M. Wilson(4)(6)......................................     24,653           *
Ronald Halchishak(4)(6).....................................     53,340           *
David G. Ledlow(4)(6).......................................     49,761           *
John Markle(4)(6)...........................................     62,906           *
Milfred E. Howard(4)(6).....................................      7,616           *
David B. Harrington(4)(6)...................................      8,382           *
William M. Barnum, Jr.(4)(7)................................    455,317         1.8
James R. Buch(4)(6).........................................      6,525           *
David P. Lanoha(4)(8).......................................    149,855           *
Christopher A. Laurence(4)(7)...............................      7,261           *
Eric L. Mattson(4)(9).......................................      5,625           *
Britton H. Murdoch(4)(10)...................................      7,625           *
John M. Sullivan(4)(6)......................................      3,125           *
All directors and executive officers as a group (15
  individuals)..............................................  1,493,005         6.0%

---------------
 *   Beneficial ownership does not exceed 1% of the outstanding Shares.

 (1) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person.

 (2) Based on a Schedule 13G for the year ended December 31, 1998 and filed on February 8, 1999. In that Schedule 13G, Capital Research and Management Company reported that it beneficially owned a total of 1,600,000 Shares. Of those Shares, it had sole investment discretion with respect to all of the Shares and had voting authority with respect to none of the Shares. The address of Capital Research and Management Company is 333 S. Hope Street, Los Angeles, California 90071.

 (3) Based on a Schedule 13G for the year ended December 31, 1998 and filed on February 5, 1999. In that Schedule 13G, Pilgrim Baxter & Associates, Ltd. reported that it beneficially owned a total of 1,384,000 Shares. Of those Shares, it had sole investment discretion with respect to all of the Shares and had voting authority with respect to 965,800 of the Shares. The address of Pilgrim Baxter & Associates, Ltd. is 825 Duportail Road, Wayne, Pennsylvania 19087.

 (4) Excludes Shares issuable upon exercise of options that are not exercisable within 60 days of the date of the table set forth above, as follows: Mr. Reid-330,058 Shares; Mr. Waugaman-112,000 Shares; Mr. Wilson-118,250 Shares; Mr. Halchishak-70,750 Shares; Mr. Ledlow-70,750 Shares; Mr. Markle-67,771 Shares; Mr. Howard-47,848 Shares; Mr. Harrington-40,143 Shares; Mr. Barnum-6,875 Shares; Mr. Buch-5,975 Shares; Mr. Lanoha-9,375 Shares; Mr. Laurence-6,875 Shares; Mr. Mattson-6,875 Shares; Mr. Murdoch-6,875 Shares; and Mr. Sullivan-9,375 Shares.

 (5) Includes Shares subject to vesting that may be repurchased by Rental Service if they fail to vest.

 (6) The address of this person is c/o Rental Service Corporation, 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254.

 (7) Mr. Barnum, a director of Rental Service, is a general partner of BBP, the general partner of Brentwood RSC Partners, L.P., which owns 417,972 Shares. Accordingly, Mr. Barnum may be deemed to be the beneficial owner of the Shares owned by BBP and for purposes of this table they are included. Mr. Barnum disclaims beneficial ownership of such Shares. The address of Brentwood RSC Partners, L.P., Mr. Barnum and Mr. Laurence is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

 (8) The address of this person is c/o Rental Service Corporation, 11250 East 40th Avenue, Denver, Colorado 60239.

 (9) The address of this person is c/o Baker Hughes Incorporated, 3900 Essex Lane, Suite 1200, Houston, Texas 77027.

(10) The address of this person is c/o V-Span, 1100 First Avenue, Suite 400, King of Prussia, Pennsylvania 19406.

                                                                     SCHEDULE II

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF UNITED RENTALS AND UR ACQUISITION AND OTHER PARTICIPANTS

     The following table sets forth the name and title of persons who may be deemed to be participants on behalf of United Rentals in the solicitation of consents from the stockholders of Rental Service. Unless otherwise indicated, the principal business address of each director, executive officer, nominee, employee or representative is c/o United Rentals, Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830.

               DIRECTORS AND EXECUTIVE OFFICERS OF UNITED RENTALS

NAME
----                                   POSITIONS
                                       ---------
Bradley S. Jacobs....................  Chairman, Chief Executive Officer and Director
Wayland R. Hicks.....................  Vice Chairman, Chief Operating Officer and Director
John N. Milne........................  Vice Chairman, Chief Acquisition Officer, Secretary
                                       and Director
William F. Berry.....................  President and Director
Michael J. Nolan.....................  Chief Financial Officer
Robert P. Miner......................  Vice President, Strategic Planning
John S. McKinney.....................  Vice President, Finance and Director
Leon D. Black........................  Director
Richard D. Colburn...................  Director
Ronald M. DeFeo......................  Director
Michael S. Gross.....................  Director
Richard J. Heckmann..................  Director
Gerald Tsai, Jr......................  Director
Christian M. Weyer...................  Director

               DIRECTORS AND EXECUTIVE OFFICERS OF UR ACQUISITION

NAME
----                                   POSITIONS
                                       ---------
John N. Milne........................  President and Director
Michael J. Nolan.....................  Vice President, Secretary and Director
Robert P. Miner......................  Vice President and Director
Wayland R. Hicks.....................  Treasurer and Director

                               OTHER PARTICIPANTS

NAME                                                               POSITIONS
----                                                               ---------
Nominees:
William E. Aaron................................  Nominee
Executive Monetary Management, Inc.
919 Third Avenue 11th Floor
New York, New York 10022

NAME                                                               POSITIONS
----                                                               ---------
David A. Bronner................................  Nominee
Katten Muchin & Zavis
525 West Monroe Street
Chicago, Illinois 60661
Richard N. Daniel...............................  Nominee
555 Madison Ave
17th Floor
New York, New York 10022
Peter Gold......................................  Nominee
280 North Central Avenue
Hartsdale, New York 10530
Stephanie R. Joseph.............................  Nominee
The Directors' Network Inc.
14 East 60th Street
Suite 208
New York, New York 10022
David C. Katz...................................  Nominee
54 Tarn Drive
Morris Plains, New Jersey 07950
Elliot H. Levine................................  Nominee
Levine & Seltzer LLP
150 East 52nd Street
New York, New York 10022
Jeffrey M. Parker...............................  Nominee
Genesis Capital, Inc.
230 Park Avenue -- Suite 903
New York, New York 10169
Raymond S. Troubh...............................  Nominee
10 Rockefeller Plaza
Suite 712
New York, New York 10020
Representatives of Goldman Sachs:
Bruce J. Evans..................................  Vice President -- Goldman Sachs
Robert D. Lipman................................  Vice President -- Goldman Sachs
Jeffrey M. Moslow...............................  Managing Director -- Goldman Sachs
Cody J. Smith...................................  Managing Director -- Goldman Sachs

     Goldman, Sachs & Co.'s principal business address is 85 Broad Street, New York, NY 10004. Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, Goldman Sachs may trade the debt and equity securities of Rental Service for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. As of the close of business on May 12, 1999, Goldman Sachs and its affiliates owned no shares of Rental Service common stock for their own account.

                          SHARES HELD BY PARTICIPANTS

     United Rentals is the beneficial holder of 100 shares of Rental Service common stock purchased on March 30, 1999 for $16 13/16 per share. None of the participants listed in this Schedule II own any shares of

Rental Service common stock. To the best knowledge of United Rentals, none of the participants listed in this Schedule II, other than Goldman Sachs, has purchased or sold any Shares within the past two years.

                              CERTAIN TRANSACTIONS

     Pursuant to a Master Agreement, dated as of August 31, 1994, by and between ACME Acquisition Corp., a California corporation and a predecessor to Rental Service ("ACME"), and Wynne Systems, Inc., a California corporation and a wholly owned indirect subsidiary of United Rentals ("Wynne"), Wynne has granted ACME a non-exclusive, non-transferable perpetual license with respect to certain software and has agreed to provide ACME with certain software installation and support services. In accordance with the terms of such license, a license fee was paid upon inception of such license and additional fees are payable based on certain system upgrades and other factors.

     Pursuant to an Asset Purchase Agreement, dated as of June 14, 1996, U.S. Rentals, Inc., a California corporation ("U.S. Rentals") acquired certain of the assets of ACME Rents, Inc. d/b/a Contractors Equipment Rentals, Inc., a California corporation ("ACME Rents"). The purchase price of the assets acquired was approximately $9 million. U.S. Rentals was merged with a wholly owned subsidiary of United Rentals in September 1998, and ACME Rents is a predecessor to Rental Service.

     Certain related investment funds of Apollo Advisors, L.P. ("Apollo") hold bank indebtedness of Rental Service, which Apollo has advised United Rentals has a value of approximately $15 million. Two of United Rentals' directors, Leon D. Black and Michael S. Gross, are principals of Apollo. Apollo and Messrs. Black and Gross disclaim any beneficial ownership in such indebtedness.

     If you have any questions about giving your consent or require assistance, please contact:

                                     (LOGO)
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: 1-800-223-2064

BLUE
CONSENT
CARD

                                  CONSENT CARD

                           RENTAL SERVICE CORPORATION

                   THIS CONSENT IS SOLICITED ON THE BEHALF OF
                 THE BOARD OF DIRECTORS OF UNITED RENTALS, INC.

Unless otherwise indicated below, the undersigned hereby consents pursuant to
Section 228(a) of the Delaware General Corporation Law, as amended, with respect to all shares of common stock of Rental Service Corporation ("Rental Service") held by the undersigned as of the record date for determining shares entitled to consent, to the taking of the following actions without a meeting of the stockholders of Rental Service:



            IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.
                PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY
             IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

                                                                 -----------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                 -----------

             PLEASE MARK YOUR
     [X]     VOTES AS IN THIS
             EXAMPLE


1.   The removal of each of the following incumbent directors of Rental Service:
     Martin R. Reid, Daniel P. Lanoha, William M. Barnum, Jr., James R. Buch, Christopher A. Laurence, Eric L. Mattson, Britton H. Murdoch and John M. Sullivan, and any other person who is a director of Rental Service at the time the action taken by this written consent becomes effective.

                               DOES NOT
                CONSENTS       CONSENT          ABSTAINS
                  [ ]             [ ]               [ ]

     INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE ABOVE-NAMED DIRECTORS AND ANY OTHER PERSON WHO IS A DIRECTOR OF RENTAL SERVICE AT THE TIME THE ACTION TAKEN BY THIS WRITTEN CONSENT BECOMES EFFECTIVE, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE ABOVE-NAMED DIRECTORS AND/OR CERTAIN OF THE DIRECTORS NOT NAMED ABOVE WHO ARE DIRECTORS OF RENTAL SERVICE AT THE TIME THE ACTION TAKEN BY THIS WRITTEN CONSENT BECOMES EFFECTIVE, BUT NOT ALL OF THEM, CHECK THE "CONSENTS" BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU DO NOT WISH REMOVED IN THE FOLLOWING SPACE:

     ---------------------------------------------------------------------------
     IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY INCUMBENT DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.


2. The election of the following persons as directors of Rental Service to hold office until their successors are duly elected and qualified: William
     E. Aaron, David A. Bronner, Richard N. Daniel, Peter Gold, Stephanie R. Joseph, David C. Katz, Elliot H. Levine, Jeffrey M. Parker and Raymond S. Troubh (the "Nominees").

                               DOES NOT
                CONSENTS       CONSENT          ABSTAINS
                  [ ]             [ ]               [ ]

     INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE ABOVE-NAMED PERSONS, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE "CONSENTS" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE FOLLOWING SPACE:

     ---------------------------------------------------------------------------

     IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.

3. Repeal each provision of the Rental Service Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals.

     IN THE ABSENCE OF A MARKING "DOES NOT CONSENT" OR "ABSTAINS" ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

                               DOES NOT
                CONSENTS       CONSENT           ABSTAINS
                  [ ]             [ ]               [ ]


SIGNATURE(s)_____________________________________________ DATED:______ , 1999

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.